EXHIBIT  10(i)


                 CONSTRUCTION, SALE AND LEASE AGREEMENT

     AGREEMENT made May   , 2002, between PUPIZION, INC., an Ohio corporation
with its principal offices located at 11472 Enyart Road, Cincinnati, Ohio 45140 ("Pupizion"), DIALYSIS CORPORATION OF AMERICA, a Florida corporation, 1344 Ashton Road, Suite 201, Hanover, Maryland 21076 ("DCA"), and DCA OF CINCINNATI, LLC ("LLC"), with its principal offices presently c/o DCA.

                                 Recitals

     The LLC is owned 20% by Pupizion, 20% by BEPO, INC., an Ohio corporation ("Bepo"), and 60% by DCA; and

     DCA and LLC have entered into a Management Services Agreement dated November 8, 2001 ("MSA") under which the LLC is to construct, develop and operate an outpatient kidney dialysis center (the "Facility") in the Cincinnati, Ohio area, which construction is to be undertaken and managed by DCA; and

     DCA is acquiring a certain parcel of undeveloped land located at 7501 Affinity Plaza, Mt. Healthy, Ohio 45231 as more particularly described in Exhibit A attached (the "Premises"); and

     DCA is to construct the Facility on the Premises (the "Construction"), and upon completion, sell the Facility to Pupizion, and Pupizion shall lease the Facility to the LLC; and

     The parties desire by this Agreement to provide for Construction of the Facility by DCA, and upon its completion, the sale of the Facility to Pupizion and its lease by Pupizion to the LLC;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration acknowledged by the parties, and the parties intending to be legally bound by this Agreement, Pupizion, DCA and the LLC agree as follows:

     1. Sale. It is understood that essential to DCA entering into this Agreement and its undertaking to Construct the Facility is Pupizion's agreement, representation and covenant to acquire the Premises in accordance with the terms of this Agreement, and to lease the Facility to the LLC. DCA has entered into a contract to purchase the Premises from Adelta, Inc., an Ohio corporation (the "Owner"), which closing of DCA's acquisition of the Premises is scheduled for the immediate future. Subject to Section 4, DCA agrees to sell and convey, and Pupizion agrees to purchase the Premises, together with the buildings and improvements to be completed and constructed by DCA, but exclusive of any personalty, equipment and fixtures, which shall be the property of either DCA and/or the LLC.

     2. Purchase Price. The acquisition of the Premises and the Facility by Pupizion shall be at a purchase price including (a) the cost of the purchase of the Premises by DCA from the Owner, including among others, the purchase price of the Premises and the removal of any liens, encumbrances and other security interests or other imperfections in title to the Premises; (b) the Construction Costs as defined in Section 9; (c) other closing costs; and (d) adjustments for satisfaction of liens as provided in Section 5.

     The purchase price shall be payable by Pupizion as follows:

          (a) $15,000 on the execution of this Agreement, in cash or certified check, receipt of which is acknowledged subject to collection;

          (b) credit of $5,000 paid by Pupizion to the Owner (subparagraphs
(a) and (b) hereinafter referred to as "Ernest Money"); and

          (c) the balance in cash or wired funds (U.S. dollars) to DCA at the Closing, subject to certain escrow funds as per Section 9.2.

     3. Liens; Encumbrances and Title Policy. The Premises are to be sold and conveyed by DCA to Pupizion subject o the following:

          (a) Zoning and building regulations, ordinances and requirements adopted by any government or municipal authority having jurisdiction, and amendments and additions, which relate to the Premises.

          (b) Any state of facts as shown on an accurate survey of the Premises, provided the same does not render the title unmarketable.

          (c) Such state of facts as a personal investigation may disclose.

          (d) Conditions, restrictions and limitations of record, none of which prohibit the use of the Premises for the operation of an outpatient dialysis center, or contain any reverter or forfeiture provisions.

     Pupizion shall obtain at its expense a title policy for cost of the Premises, subject, however, to the matters set forth herein and the usual standard exceptions of the title company issuing the policy. Pupizion shall use its best efforts to have such policy provide that there are no restrictions of record which contain reversions or forfeitures.

     4. DCA's Contract to Obtain Title. It is understood that DCA has a contract for the purchase of the Premises from the Owner. Until DCA acquires good and marketable title to the Premises, free of any liens and encumbrances, the parties understand that all statements, conditions, representations and agreements contained herein, in reference to title to the Premises, the lease of the Facility to the LLC, and other agreements and other matters are made by DCA based not on its knowledge but upon information received from others and as contained in the contract of sale between DCA and the Owner. DCA shall use its best efforts to obtain title to the Premises from the Owner and, subject to completion of the Construction, to convey the Premises to Pupizion at the Closing so as to vest good and marketable title to the Premises in Pupizion. DCA shall not be under any obligation to incur any expense or commence any suit at law or in equity in order to clear title or in order to compel the performance of the purchase contract for the Premises with the Owner. Failure to provide good and marketable title to Pupizion is governed by Section 16.

     5. Satisfaction of Liens at Closing. If at the time of the Closing the Premises shall be affected by any lien which, pursuant to the terms of this Agreement, is required to be discharged or satisfied by DCA, DCA shall not be required to discharge or satisfy the same of record, provided proper instruments of satisfaction or discharge are delivered to Pupizion at the Closing and proper allowance made to Pupizion for recording charges. In addition, if any such lien or encumbrance can be liquidated or discharged by the payment of a sum of money, the same shall not be deemed an objection to title, but in that event, DCA shall allow to Pupizion on the Closing of the title an amount sufficient to pay such lien or encumbrance.

     6. Plans and Specifications. DCA has retained the services of an architect (the "Architect"), to prepare plans and specifications for the Construction (the "Plans and Specifications"). The Plans and Specifications shall conform to the requirements of governmental bodies having jurisdiction over the Premises and Construction. Prior to commencement of the Construction, the Plans and Specifications, and material modifications thereto, shall be approved by the Architect. Two copies of the Plans and Specifications shall be furnished to Pupizion by the Architect promptly after their preparation and upon completion of the Construction. One copy of all original design, contract, detail and shop drawings, together with one copy of the reproducible Plans and Specifications corrected by DCA for work as built, shall be delivered to Pupizion.

     7. Construction. Unless prevented by any statute or ordinance or by any cause beyond the control of DCA, but in no event later than four months from the date of this Agreement, DCA, in accord with the Plans and Specifications, shall commence construction of the Facility. If any demolition within the Premises is required prior to or during the Construction, DCA shall commence and complete the demolition in a manner satisfactory to the government bodies having jurisdiction over the demolition. The Construction shall be done in a good and workmanlike manner, and shall at all times be subject to inspection by and approval of the Architect; and all work shall be done in accordance with the Plans and Specifications and in accordance with the licenses and permits issued for the Construction and the requirements of governmental bodies having jurisdiction over the Premises and the Facility. The materials used shall be approved by the Architect, and shall meet the requirements of all governmental bodies having jurisdiction over the Premises and the Facility.

     8. Bidding and Instructions to Bidders. When appropriate, and after the approved Plans and Specifications are completed, bids will be sought from reputable contractors for the Construction within the specified time. The acceptance of bids shall solely be with DCA. Bidders shall have to conform to the following conditions, among others: (i) completion dates; (ii) stipulation against liens; and (iii) careful examination of the Plans and Specifications, the work site, and informing themselves of all existing conditions and limitations.

     9.  Construction Costs.

          9.1 The Construction costs are estimated to be $700,000 (the "Estimated Construction Costs"). These costs include, but are not limited to, amounts paid by and for the account of DCA and which DCA shall be obligated to pay for the Construction in accordance with the Plans and Specifications and any modifications thereto, including, without limiting the generality of the foregoing, the cost of land clearance, demolition, remedying other unusual or natural phenomena, driveways, parking lots, sewer and water lines leading from the Facility and connected to the public sewer and water lines, debris removal, all supplies, materials, vehicles, equipment and fixtures, installation of necessary utilities for a dialysis center, HVAC systems, and all related construction, equipment, supplies and labor, the Architect's fees, and special engineering and/or consulting services, costs of certificates, permits and licenses, surveying costs, the cost of fire, workmen's compensation and public liability insurance, title insurance, discharge of all liens, security interests and encumbrances, legal fees, any transfer taxes, and/or recording fees imposed upon the delivery or recording of any of the instruments connected with this Agreement, interest at a percentage rate until the closing of the sale of the Facility to Pupizion in accordance with Section 15 hereof (the "Closing") which DCA pays on moneys borrowed for the Construction, and closing costs (the "Construction Costs").

          9.2 Within five business days prior to the Closing, DCA shall furnish to Pupizion a statement, certified as correct by its principal accounting officer, itemized in reasonable detail, of the elements of the Construction Costs then available. The experience of DCA is that additional Construction Costs are received up to ninety (90) days after receipt of a certificate of occupancy. At the Closing,

Pupizion shall deposit $50,000 in escrow to cover these additional Construction Costs. All Construction Costs may not exceed the amount of the Estimated Construction Costs by more than 5% except upon written approval of the parties. DCA grants to Pupizion the right at any time, either by itself or its authorized agents, to inspect the invoices, evidences of payment, and other books and records of DCA as they relate solely to the Construction, to ascertain the exact costs of the items mentioned in this Section 9 and in the other sections of this Agreement. If Pupizion determines that certain amounts are greater than DCA actually expended, or are not proper charges toward the Construction, and the parties cannot amicably resolve such differences, the dispute shall be referred to arbitration as provided in
Section 23 of this Agreement.

     10. Lease to LLC. Material to all the transactions contemplated in this Agreement, including among others, DCA's Construction of the Facility and DCA's sale of the Facility to Pupizion, is the agreement, representation and covenant of Pupizion to lease the Facility to the LLC for 10 years, with two renewals of five years each (the "Lease"), annexed as Exhibit B. The Lease shall be executed simultaneously with and effective as of the date of this Agreement; provided, the Commencement Date relating to the term and rental payments shall be the Closing Date; and provided, further, for any reason whatsoever, should Pupizion not acquire the Premises on the Closing Date, in addition to any other remedies available to the parties, the Lease shall terminate and be null and void.

     11. Personalty, Fixtures and Equipment. No part of the personalty, property, fixtures, machinery or equipment used or procured for use in connection with the operation of the Facility, whether now or hereafter placed on the Premises or in the Facility, is included in the sale of the Premises and the Facility, whether or not such personal property, fixtures, machinery or equipment can be removed without material damages to the Premises or the Facility, it being expressly understood and agreed that all such personal property, fixtures, machinery and equipment, including movable partitions, shall be and remain the property of either DCA or the LLC. However, all the heating, lighting, ventilation, plumbing and any air conditioning systems are represented to be owned by DCA free from all liens and encumbrances and are included in the sale as a part of the Premises.

     12. Street Rights. DCA's sale of the Facility to Pupizion includes all right, title and interest, if any, of DCA in and to any land lying in the bed of any street, road or avenue opened or proposed, in front of or adjoining the Premises, and all right, title and interest of DCA in and to any award made or to be made in lieu thereof. DCA will execute and deliver to Pupizion on Closing of the title, or thereafter, on demand, all proper instruments for the conveyance of such title and the assignment and collection of any such award.

     13. Deed. DCA shall, upon receipt of the amounts specified in Section 2, make, execute and deliver a good and sufficient deed to convey to Pupizion the fee of the Premises, free from all encumbrances, except as herein stated. Such deed shall be a bargain and sale deed in statutory form for recording, and, except as hereinafter stated, shall contain no covenants or warranties, and shall be duly executed and acknowledged by DCA.

     14. Closing. The Closing of title shall take place and the purchase price paid together with the escrow deposit as per Section 9.2, and the deed shall be delivered within ten (10) days of DCA's receipt of a certificate of occupancy issued for the Facility, at the offices of DCA's attorneys, Messrs. _____________________, Ohio _________ . The time and place of the Closing
(the "Closing Date") may, at DCA's sole option, be modified on reasonable notice provided to Pupizion. There shall be no adjournment of the Closing by Pupizion without the written consent of DCA.

     15. Objections to Title. Pupizion shall deliver to DCA's attorneys, at least five days before the Closing of title, a statement of any defects, encumbrances or objections to title, except those to which by the terms of this Agreement the Premises are to be conveyed subject, or which may be expressly waived. DCA shall pay any taxes or assessments which are assessed, levied, confirmed imposed, or become a lien upon the Premises, or are due and payable at or prior to the Closing Date; but DCA shall be under no duty or obligation to cure or remove or incur any expense to cure or remove any other defects, encumbrances or objections to title.

     16. DCA's Inability to Convey Good Title. If DCA is unable to convey a good and marketable title in accordance with this Agreement for any reason except the fault of Pupizion, the sole liability of DCA shall be to refund to Pupizion the Ernest Money without interest, and upon such refund and payment being made, this Agreement and the Lease shall wholly cease and terminate, and neither party shall have any claim against the other, and the lien, if any, of Pupizion against the Premises shall wholly cease and be null and void; provided, no refund of the Ernest Money shall be made if the failure to deliver good and marketable title was due to the fault of Pupizion. DCA shall not be required to bring any action or proceeding, or otherwise to incur any expense, or take any steps, to render the title to the Premises marketable except as in Section 15. Pupizion may, in its sole discretion, nevertheless, accept such title as DCA may be able to convey, without reduction of the purchase price or any credit or allowance against the same, and without any other liability on the part of DCA. The acceptance of a deed by Pupizion shall be deemed full performance and discharge of every agreement and obligation on the part of DCA to be performed pursuant to the provisions of this Agreement. All rights, interests and obligations of Pupizion as the Lessor and the LLC as Lessee under the Lease shall survive the delivery of the deed.

     17. Representations and Warranties of Pupizion. Pupizion hereby represents and warrants to DCA and the LLC that:

          17.1 The execution and delivery of this Agreement and the Lease and the performance of the transactions contemplated hereby and thereby will not violate or contravene any provisions of law, regulation, license, permit, order, writ, injunction or decree of any governmental department or court, or the operating agreement of Pupizion, or result in a breach or default in respect of the terms of any other agreement to which Pupizion is a party or by which it is bound, which breach or default would result in the creation, imposition or enforcement of any lien against the Premises or the Facility, or would have a material adverse affect on this Agreement, the Lease and the transactions contemplated herein and therein.

          17.2 There is no litigation, proceeding or investigation pending or, to the knowledge of Pupizion, threatened against or relating to Pupizion, its properties or business, or that involves this Agreement or the Lease that would adversely affect or otherwise preclude the transactions contemplated hereunder and thereby.

          17.3 No representation or warranty by or with respect to Pupizion contained herein or in any certificate or other document furnished by Pupizion pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

          17.4 The foregoing representations and warranties are made by Pupizion with the knowledge and intention that DCA and the LLC will rely thereon, and shall survive the execution and delivery of this Agreement and the effectiveness of the Lease, and shall be deemed made and reconfirmed and continue to be accurate and true on the Closing Date for the sale of the Premises and the Facility to Pupizion and thereafter the term of the Lease.

     18. Representations and Warranties of DCA and the LLC. DCA and the LLC, severally and not jointly, each for itself and not the other, represent and warrant to Pupizion that:

          18.1 The execution and delivery of this Agreement and the performance of the transactions contemplated hereby will not violate or contravene any provisions of law, regulation, license, permit, order, writ, injunction or decree of any governmental department or court, or its certificate of incorporation or by-laws, as each may be amended, or result in a breach or default in respect of the terms of any other agreement to which DCA is a party or by which it is bound, which breach or default would result in the creation, imposition or enforcement of any lien against the Premises or the Facility, or would have a material adverse effect on this Agreement, the Lease and the transactions contemplated herein and therein.

          18.2 The execution and delivery of this Agreement and the Lease and the performance of the transactions contemplated hereby and thereby will not violate or contravene any provisions of law, regulation, license, permit, order, writ, injunction or decree of any governmental department or court, or the operating agreement of the LLC, or result in a breach or default in respect of the terms of any other agreement to which the LLC is a party or by which it is bound, which breach or default would result in the creation, imposition or enforcement of any lien against the Premises or the Facility, or would have a material adverse affect on this Agreement, the Lease and the transactions contemplated herein and therein.

          18.3 There is no litigation, proceeding or investigation pending or, to the knowledge of DCA or the LLC, threatened against or relating to DCA or the LLC, nor their respective properties or businesses, or that involves this Agreement and the Lease or that would adversely affect or otherwise preclude the transactions contemplated hereunder and thereby.

          18.4 No representation or warranty by or with respect to DCA or the LLC contained herein or in any certificate or other document furnished by DCA or the LLC pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

          18.5 The foregoing representations and warranties are made by DCA and the LLC with the knowledge and intention that Pupizion will rely thereon, and shall survive the execution and delivery of this Agreement and the effectiveness of the Lease, and shall be deemed made and reconfirmed and continue to be accurate and true at the Closing Date for the sale of the Premises and the Facility to Pupizion and thereafter the term of the Lease.

     19. No Brokers. Each of the parties represent that no broker is involved with respect to any of the transactions contemplated in this Agreement, other than DCA's acquisition of the Premises from the Owner which broker fees and commissions are understood to be the responsibility of the Owner, and each of Pupizion, DCA and the LLC indemnify and hold the other parties harmless from any claims and causes of actions, including investigations, hearings and reasonable attorney's fees, by any other person for commissions, fees or expenses relating to the transactions provided by and contemplated in this Agreement.

     20. Cooperation. The parties shall cooperate with each other in completing the transactions contemplated in this Agreement, and shall cooperate with each other in the performance of any work required to be performed, and in obtaining and providing all necessary licenses, consents, permits and approvals required under this Agreement and the exhibits hereto, and neither shall cause the other any delay nor shall interfere with the due prosecution of the work of the other.

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     21. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     The                LLC DCA of Cincinnati, LLC
                        c/o Dialysis Corporation of America
                        1344 Ashton Road, Suite 201
                        Hanover, MD 21076
                        Attn: Stephen W. Everett, President
                        Fax: (410) 694-0596
                        E-mail: severett@dialysiscorporation.com

     With a copy to:    Lawrence E. Jaffe, Esq.
                        777 Terrace Avenue
                        Hasbrouck Heights, NJ 07604
                        Fax: (201) 288-8208
                        E-mail: medicore@compuserve.com

     DCA:               Dialysis Corporation of America
                        1344 Ashton Road, Suite 201
                        Hanover, MD 21076
                        Attn: Stephen W. Everett, President
                        Fax: (410) 694-0596
                        E-mail: severett@dialysiscorporation.com

     With a copy to:    Tracy Jamison, Esq.
                        Kors & Bassett

                                   , OH
                        Fax:
                        E-mail:

     Pupizion:          Pupizion, Inc.
                        11472 Enyart Road
                        Cincinnati, OH 445140
                        Attn: Dr. Alvaro A. Reyes
                        Fax:
                        E-mail:

     With a copy to:



                        Fax:
                        E-mail:

     22. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     23. Arbitration. Any disputes arising under this Agreement shall be determined by arbitration in ____ County, Ohio in accordance with the rules of the American Arbitration Association ("Association") then in effect, by a single arbitrator selected by mutual agreement of the parties or, if the parties are unable to agree on an arbitrator, then selection by the Association; provided that this Section 23 shall not restrict the right of either party to institute a legal proceeding to enable such party to obtain temporary injunctive relief during the pendency of any such arbitration. A determination of the dispute by the arbitrator shall be final and binding on the parties to the extent permitted by law. The cost of the arbitration, including attorneys' or other consultancy fees, shall be borne by the non-prevailing party.

     24. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (excluding the MSA and the Operating Agreement between the parties and Bepo), and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     25. Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other party, except that the LLC may assign any of its rights under this Agreement to DCA. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     26. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     27. Authority. Each party represents and warrants that (i) the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by its board of directors or similar members, managers or representatives in accordance with all applicable provisions of its organizational documents and by-laws and all applicable legal requirements, and (ii) this Agreement and the related transactions and documents constitute valid and legally binding obligations of each party as to their respective obligations in accordance with their terms.

     28. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. The terms "hereunder," "herein" and words of like import shall refer to this Agreement as an entirety.

     29. Governing Law. This Agreement will be governed by the laws of the State of Ohio, without regard to conflicts of laws principles.

     30. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF the parties have caused the execution of this Agreement the day and year first above written.

ATTEST:                             DIALYSIS CORPORATION OF AMERICA

                                        /s/ Thomas K. Langbein
----------------------------------  By:----------------------------------
            Secretary                  THOMAS K. LANGBEIN, Chairman of
                                       the Board and CEO
SEAL

ATTEST:                             DCA OF CINCINNATI, LLC

                                       /s/ Stephen W. Everett
----------------------------------  By:----------------------------------
            Secretary                  STEPHEN W. EVERETT, President

SEAL

ATTEST:                             PUPIZION, INC.

                                       /s/ Alvaro A. Reyes
----------------------------------  By:----------------------------------
            Secretary                  DR. ALVARO A. REYES, President

SEAL